Exhibit 10.30

BUNGE LIMITED EMPLOYEE

DEFERRED COMPENSATION PLAN

1.             Purpose

The Plan is intended to provide a select group of management and highly compensated employees of Bunge North America, Inc., Bunge Global Markets and Bunge Management Services Inc. (collectively, referred to herein as the “Companies”), the opportunity to defer, on an annual basis, a portion of their Compensation and, if applicable, Other Deferral Amounts (as such terms are defined below).  Participation in the Plan is voluntary and is otherwise subject to the Plan.

All amounts credited to Accounts under the Plan shall be subject to Section 409A and no portion of any Participant’s Account shall be “grandfathered” for purposes of Section 409A.  The Plan shall be construed and administered in all respects in a manner that is intended to result in Section 409A Compliance.

All benefits under the Plan shall be paid out of the general assets of the relevant Company; provided, however, that Bunge Limited may establish and fund a grantor trust pursuant to Section 9 to provide benefits under the Plan.

The Plan is hereby established effective as of January 1, 2008, to merge the deferred compensation plans of Bunge North America, Inc., Bunge Global Markets and Bunge Management Services Inc.

2.             Defined Terms

As used in the Plan, the following terms shall have the indicated meanings:

“Account” means a bookkeeping account maintained on the books and records of the relevant Company to record Deferred Amounts and credits and debits thereto in accordance with the Plan.

“Account Value” means the amount reflected on the books and records of the relevant Company as the value of a Participant’s Account at any date of determination, as determined in accordance with the Plan.

“Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes Bunge Limited and any trade or business (whether or not incorporated) which is under common control with Bunge Limited (within the meaning of Section 414(c) of the Code), provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code the language “at least 20 percent” shall be used instead of  “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

“Applicable Maximum” means the maximum amount of Compensation specified by the Committee, in its sole discretion, from time to time that a Participant may elect to defer pursuant to a Deferral Election, which Applicable Maximum shall not include any Other Deferral Amounts.

“Beneficiary” means the beneficiary or beneficiaries designated by a Participant (on such form and in accordance with such rules and procedures as the Committee shall approve) to receive payment of the Participant’s Account Value in the event of the Participant’s death.  A Participant may revoke or change such designation at any time, except that no Beneficiary designation shall be effective unless it is in writing and received by the relevant Company prior to the date of the Participant’s death.

“Board” means the Board of Directors of Bunge Limited.

“Bunge Limited” means Bunge Limited, a company organized under the laws of Bermuda or any successor corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and any applicable rulings and regulations promulgated thereunder.

“Committee” means the committee appointed by the Chief Executive Officer of Bunge Limited to administer the Plan and any other designated deferred compensation plan of Bunge Limited or any Subsidiary.

“Company” means each of Bunge North America, Inc., a New York corporation, Bunge Global Markets, a Delaware corporation, and Bunge Management Services Inc., a Delaware corporation, as applicable.

“Compensation” means the annual base salary and the annual cash bonus paid (or otherwise payable but for a Deferral Election) to a Participant during the applicable Plan Year.

“Deferral Election” means (i) a Participant’s annual written election to defer payment of a portion of his Compensation, subject to the terms and conditions of the Plan and/or (ii) a Participant’s election to defer payment of any Other Deferral Amount, in accordance with the terms of the Plan and any other applicable plan, program or arrangement.  The Committee may, in its sole discretion, permit a Participant to make a separate Deferral Election with respect to his base salary, annual cash bonus and Other Deferral Amount (if applicable).  Unless the Committee determines otherwise, a Deferral Election shall be irrevocable.

“Deferral Period” means a period elected in writing by a Participant at the time of his Deferral Election for the voluntary deferral of the Deferred Amounts subject to such election.  Unless the Committee determines otherwise, in its sole discretion, a Deferral Period shall be a period of not less than thirty-six months commencing immediately following the first day of the Plan Year to which the Deferral Period relates.

“Deferred Amount” means the U.S. dollar amount of Compensation and Other Deferral Amounts (if applicable) deferred by a Participant pursuant to a Deferral Election.  For purposes of the payment provisions of the Plan, Deferred Amount also includes any earnings credited (or debited) thereon.

“Election Date” means (i) with respect to Compensation, the date designated by the Committee prior to the commencement of a Plan Year as the deadline on which a Deferral Election must be made and (ii) with respect to Other Deferral Amounts, such date as may be designated by the Committee in its sole discretion.  In any event, the Election Date must be no later than the last day of the Plan Year preceding the commencement of the Plan Year to which the Deferral Election relates.

“Eligibility Limit” means the minimum U.S. dollar amount of annual base salary specified by the Committee from time to time that an Employee must earn in order to qualify as an Eligible Employee in accordance with Section 3(a) of this Plan.  Unless determined otherwise by the Committee, in its sole discretion, the Eligibility Limit shall be the maximum compensation limit determined under Section 401(a) (17) of the Code, as adjusted to reflect increases in the cost of living.  Whether or not a Participant’s annualized base salary is at least equal to the Eligibility Limit shall be calculated without regard to Deferral Elections or before-tax contributions made by such Participant under any plan or program of the Companies.

“Eligible Employee” means an Employee who satisfies the requirements of Section 3(a) of the Plan.

“Employee” means any person employed by a relevant Company and treated as such on such Company’s books and records and shall not include (i) any person treated by such Company on its books as an independent contractor or consultant or (ii) any person serving such Company through an agency, consulting firm, payroll service, sub-contractor or other third-party provider.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any applicable rulings and regulations promulgated thereunder.

“Minimum Deferral” means the minimum U.S. dollar amount or percentage determined by the Committee, in its sole discretion, from time to time that must be deferred pursuant to a Deferral Election.

“Newly Eligible Employee” means (i) an individual who is newly hired by the Companies and, as of the date of hire, qualifies as an Eligible Employee, or (ii) an individual who becomes an Eligible Employee after first becoming an employee of the Companies and prior to being eligible to participate in any “account balance plan”, within the meaning of Section 409A, of the Company or any Affiliate.

“Other Deferral Amounts” means, as determined by the Committee in its sole discretion, a payment amount, as determined by the Committee in its sole discretion, that (i) is not Compensation (which term is defined above to include only annual base salary and annual cash bonus), (ii) at the election of a Participant, may be deferred under the Plan pursuant to the terms of the pertinent plan, agreement or arrangement through which a Participant becomes entitled to receive such payment, including, without limitation, the Bunge Limited Equity Incentive Plan, as amended from time to time and (iii) is otherwise payable to the Participant but for a Deferral Election.

“Participant” means an Eligible Employee selected by the Committee to participate in the Plan in accordance with Section 3(a) of the Plan.

“Payment Election” means an election as to the form and timing of distribution of  a Participant’s Deferred Amounts elected in writing by the Participant at the time of his corresponding Deferral Election made by the Election Date.  Unless the Committee determines otherwise, in its sole discretion, the form of distribution of an Account Value pursuant to a Payment Election may be in the form of a single sum payment or in twenty-five annual installments over a period that does not exceed 25 years.

“Performance Options” means the hypothetical investment alternatives designated by the Committee, in its sole discretion, from time to time among which a Participant may elect to allocate his Deferred Amount.

“Plan Year” means the calendar year.

“Section 409A” means Section 409A of the Code.

“Section 409A Compliance” shall have the meaning set forth in Section 13.

“Separation from Service” means a Participant’s “separation from service” from the Company employing the Participant and each of its Affiliates as determined under the default provisions in Treasury Regulation Section 1.409A-1(h).

“Subsidiary” means any corporation in which Bunge Limited beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of directors of such corporation.

“Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Section 409A(a)(2)(B)(ii) of the Code.

3.             Elections

(a)           Eligibility.  (i) Each Employee shall qualify as an Eligible Employee for a Plan Year if his annualized base salary for the preceding calendar year is equal to an amount that is at least equal to the Eligibility Limit for such preceding year.

(ii) The Committee may permit a Newly Eligible Employee to make a Deferral Election for the Plan Year in which such individual becomes a Newly Eligible Employee.  A Newly Eligible Employee must file a Deferral Election with the Committee within 30 days of the first date of employment.  The Deferral Election shall be irrevocable and shall apply to (A) base salary earned after the date the Deferral Election is filed with the Committee and (B) a prorated portion of the individual’s annual cash bonus determined by multiplying such bonus by a fraction, the numerator of which is the number of days remaining in the performance period after the election is filed and the denominator of which is 365.

(iii) Notwithstanding any provision in the Plan to the contrary, the Committee may, in its sole discretion, exclude or not select an Eligible Employee as a Participant if the Committee determines that excluding such individual from participation in the Plan may be in the best interests of the Company or necessary or advisable to comply with the requirements of applicable law including, but not limited to, the exclusion of individuals to the extent the Committee determines that such action is necessary or advisable for the Plan to continue to be limited to a select group of management and highly compensated employees within the meaning of ERISA.

(b)           Deferral Elections.  Except as provided in Section 3(a)(ii), each Participant shall be offered the opportunity to make a Deferral Election as specified in this Section 3(b).  A Participant shall make a Deferral Election for a Plan Year (or such other period pertinent to Other Deferral Amounts) by completing, signing and submitting, during the enrollment period specified by the Committee ending on the Election Date, a Deferral Election in the form approved from time to time by the Committee, in its sole discretion.  The Committee may require a Participant, as a condition to submitting a Deferral Election, to make such representations and warranties, and to agree to such undertakings and conditions, as the Committee shall determine, in its sole discretion.

(c)           Determination of Minimum Deferral and Applicable Maximum.  The Minimum Deferral and Applicable Maximum for each Plan Year shall be established by the Committee, in its sole discretion, and either or both may be increased or decreased from one Plan Year to another.  The Committee may specify a separate Minimum Deferral and Applicable Maximum applicable to each of a Participant’s base salary and annual cash bonus and Other Deferral Amounts.  The Minimum Deferral and Applicable Maximum applicable to any given Participant need not be the same as those applicable to other Participants.

(d)           Timing of Deferrals.  Unless the Committee determines otherwise, in its sole discretion, (i) the portion of the Deferred Amount that represents a Participant’s (i) base salary shall be deferred in equal installments during the payroll periods applicable to the Plan Year, (ii) annual cash bonus shall be deferred at the time such bonus would have otherwise been paid but for a Deferral Election and (iii) Other Deferral Amounts shall be deferred at the time the payment would have otherwise been paid to the Participant but for the Deferral Election.

(e)           Payment Elections.  Subject to the terms of the Plan, at the time a Participant makes a Deferral Election, the Participant shall also make a Payment Election in which he shall specify whether payment of the Deferred Amount shall be made or commence on the (i) fifteenth business day following the six-month anniversary of the Participant’s Separation from Service or (ii) earlier of (A) the fifteenth business day following the six-month anniversary of the Participant’s Separation from Service or (B) within sixty (60) days following the last day of the applicable Deferral Period.

4.             Accounts

(a)           Credits.  The Deferred Amount elected pursuant to a Deferral Election shall be credited to a Participant’s Account.  The Deferred Amounts shall be credited to a Participant’s Account as soon as practicable after the date on which the corresponding Compensation and/or Other Deferral Amounts would otherwise have been paid to the Participant but for a Deferral Election.  In addition to crediting the Account with the Deferred Amount, the Account shall periodically be credited (or debited) with a return on such amount, as provided in Section 6.

(b)           Debiting for Distributions.  A Participant’s Account shall be debited with any amount distributed to a Participant or his Beneficiary.

(c)           Unforseeable Emergency.  Except as provided in this Section 4(c), a Participant shall have no rights under the Plan to make withdrawals from an Account for any reason.  The Committee may make a partial or total distribution of the  amounts credited to a Participant’s Account upon the Participant’s request and demonstration of an Unforeseeable Emergency.  The circumstances that will constitute an Unforeseeable Emergency in any particular case shall be determined by the Committee, subject to Section 409A Compliance.  If a Participant demonstrates that an Unforeseeable Emergency has occurred, the Company shall first cancel the Participant’s Deferral Election for the balance of the Plan Year in which the Participant demonstrates that an Unforeseeable Emergency has occurred, and the Participant shall not be allowed to make a new Deferral Election until the Deferral Election period for the following Plan Year.  If the Participant demonstrates, and the Committee shall determine, that a cancellation of the Participant’s Deferral Election for the balance of the Plan Year will not alleviate or remedy the Participant’s Unforeseeable Emergency, then, in addition to the cancellation of the Participant’s Deferral Election, the Committee may authorize a distribution from the Participant’s Account in the amount deemed necessary by the Committee, subject to Section 409A Compliance, to alleviate or remedy the Participant’s Unforeseeable Emergency; provided, however, that the amount of the distribution shall not exceed the amount needed to satisfy the emergency plus taxes reasonably anticipated as a result of the distribution.  Distributions shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship.

5.             Vesting

A Participant shall be fully vested in his Deferred Amounts at all times, as such amounts are adjusted from time to time in accordance with the terms of the Plan.

6.             Return on Deferred Amounts

(a)           Election of Investment Options.  For purposes only of determining a Participant’s Account Value, a Participant shall have the right to designate the manner in which his Account shall be deemed allocated among one or more Performance Options specified from time to time by the Committee, in its sole discretion.  Any minimum and maximum allocation to any single Performance Option shall be specified from time to time by the Committee, in its sole discretion.  The Committee shall have no obligation to actually invest the Deferred Amounts in investment vehicles corresponding to the Performance Options selected by a Participant or in any other investment alternative.  A Participant may change his earlier elected Performance Options applicable to his Account Value subject to the terms and restrictions established by the Committee from time to time, in its sole discretion, including, without limitation, terms relating to the date on which the change of Performance Options shall become effective.

(b)           Determination of Account Value.  The relevant Company shall maintain (or cause to be maintained) such records as shall permit it to determine the Account Value of each Account.  The relevant Company shall provide each Participant with a statement reflecting the Participant’s Account Value as of the end of each calendar year or at such other intervals as may be specified by the Committee, in its sole discretion.  Calculation of an Account Value as provided in this Section 6(b) shall be for informational purposes only, and shall not confer on a

Participant any right to receive the amount reflected as an Account Value as of any given date.  A Participant’s rights to receive distributions in respect of his Account Value shall be determined in accordance with Section 7.

(c)           Right to Change Performance Options.  The Committee may, in its sole discretion, from time to time change the Performance Options available under the Plan, and nothing in the Plan shall be construed to confer on any Participant the right to continue to have any particular Performance Option available for purposes of measuring his Account Value.

(d)           Committee Determinations to Control.  All determinations of the amount to be credited (or debited) to an Account with respect to the Performance Options selected by a Participant shall be made by the Committee, whose determination shall be final and binding on all parties.

7.             Payment

(a)           Payment in Cash.  All payments to Participants or their Beneficiary under the Plan shall be made in cash in U.S. dollars.  No Participant shall have a right to receive any other form of payment.

(b)           Separation from Service Other than Death.  In the event of a Participant’s Separation from Service for any reason other than death, payment of the Participant’s Account Value shall be made in accordance with his Payment Election.

(c)           Death After Separation from Service.  In the event of a Participant’s death (occurring on or after the Participant’s Separation from Service) prior to payment of his entire Account Value, the entire Account Value of the Participant shall be distributed to his Beneficiary in a lump sum within sixty (60) days of the Participant’s death.

(d)           Default Payout Procedure.  In the event a Participant does not make a Payment Election with respect to a Deferred Amount, the Participant (or his Beneficiary, as the case may be) shall be paid his entire Account Value in a lump sum on the fifteenth business day following the six-month anniversary of such Participant’s Separation from Service.

(e)           Redeferrals.  Subject to this Section 7(e), a Participant may elect, prior to his Separation from Service, to redefer all or a portion of his Deferred Amount.  A separate redeferral election may be made with respect to each of the Participant’s deferred base salary, annual bonus or Other Deferred Amounts.  The redeferral election may provide for payment in a lump sum or in annual installments not to exceed twenty-five (25) years.  The date on which a lump sum payment shall be made, or installments shall commence, will be on the (i) fifteenth business day following the six-month anniversary of the Participant’s Separation from Service or (ii) earlier of (a) the fifteenth business day following the six-month anniversary of the Participant’s Separation from Service or (b) within sixty (60) days following the last day of the applicable redeferral period; provided, however, that:

(A)          the election to redefer must be made and become irrevocable (other than in the case of the death of the Participant) at least one year prior to the original lump sum payment date or the original initial installment commencement date;

(B)           the redeferral election shall not become effective for at least one year after the redeferral election is made; and

(C)           the new lump sum payment date or the date of the first installment commencement date shall not be earlier than the fifth anniversary of the original lump sum date or the original installment commencement date, as the case may be, elected by the Participant pursuant to the election in effect immediately prior to the redeferral election.

Notwithstanding the foregoing provisions of this Section 7(e), no Participant shall be permitted to redefer any portion of his Deferred Amount following his Separation from Service.

(f)            Valuation.  A distribution to a Participant shall be based on the Account Value of the Participant’s Account determined as of the valuation date specified by the Committee, in its sole discretion, from time to time, which valuation date shall be the business day on or prior to the distribution date.  In determining the amount of an installment payment, the Account Value (as determined in accordance with the previous sentence) shall be divided by the number of remaining installments (including the installment with respect to which the payment is being calculated).

(i)            No Acceleration of Payments.  Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any payments under the Plan, except as would not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.

8.             Transition Rule Election

Pursuant to Internal Revenue Service Notice 2005-1, Q&A-19(c), as extended by the Internal Revenue Service, a Participant, who has not incurred a Separation from Service prior to December 31, 2008, may modify or make new elections regarding distribution of his or her Account(s) at such time and in such form as the Committee shall designate; provided, however, that no such distribution election may affect payments that the Participant would otherwise receive in 2008 or cause payments to be made in 2008.

9.             Grantor Trust

Bunge Limited may establish one or more grantor trusts to fund its obligations to Participants under the Plan in accordance with the terms of this Section 9.  Any such grantor trusts established by Bunge Limited shall meet the requirements of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code and shall otherwise comply with applicable law, including, without limitation, Section 409A.

10.          Administration

The Plan shall be administered, construed and operated by the Committee (or such person or group of persons to which such duties are delegated by the Committee), which shall be responsible for the interpretation of the Plan and the establishment of the rules and regulations governing the administration thereof.  The Committee, in its sole discretion, shall have full power and authority to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to make eligibility determinations; to determine whether Deferral Elections shall be permitted for each Plan Year; to determine the terms and provisions of the Deferral Election forms; to make determinations with respect to federal, state and local income tax withholding; to make determinations with respect to an Account Value or of the return to be attributed to any Performance Option; and to make all other factual or legal determinations deemed necessary or advisable for the administration of the Plan.  All determinations, decisions, interpretations and actions of the Committee shall be final, binding and conclusive on all persons for all purposes, including the Companies, the Participants and Beneficiaries (and any person claiming any rights under the Plan from or through a Participant).  No member of the Committee shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation, construction, or administration of the Plan.  Bunge Limited shall indemnify and hold harmless the members of the Committee and Bunge Limited’s officers, employees and directors against all expenses and liabilities arising out of any action taken or omitted in good faith in administering the Plan to the maximum extent permitted by law.

11.          Amendment and Termination

The Plan may be amended, modified, suspended or terminated at any time by the Compensation Committee of the Board; provided, however, that no amendment, modification, suspension, or termination may reduce the balance of a Participant’s Deferred Amount as of the date of the amendment or modification, suspension or termination without the Participant’s written consent.  Except as otherwise permitted by Section 409A, the termination of the Plan shall not result in any acceleration of the payment of any Account under the Plan.

12.          Unfunded Plan

The deferred compensation arrangement provided for herein is intended to be “unfunded” for purposes of U.S. federal income tax, and the Accounts shall represent at all times unfunded and unsecured contractual obligations of the relevant Company.  Participants and their Beneficiary shall be unsecured creditors of Bunge Limited or its Subsidiaries with respect to all obligations owed to any of them under the Plan.  Amounts payable under the Plan shall be satisfied solely out of the general assets of the relevant Company subject to the claims of its creditors, and Participants and their Beneficiary shall not have any interest in any fund or in any specific asset of Bunge Limited or its Subsidiaries of any kind by reason of any amount credited to Participants hereunder, nor shall the Participants or any of their Beneficiaries or any other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided herein.  No provision in the Plan shall create or be construed to create any claim, right or cause of action against the relevant Bunge Limited or its Subsidiaries, or against any of its employees, officers, directors, agents, shareholders, members, partners or Affiliates arising from any diminution in value of any Performance Option.

13.          Section 409A Compliance.

 If any provision of the Plan or any Deferral Election would, in the reasonable, good faith judgment of the Committee result or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Committee may modify the terms of the Plan or any Deferral Election, without the consent of any Participant or Beneficiary, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax; provided, however, that any such modification shall, to the maximum extent possible, retain the economic and tax benefits to the affected Participant hereunder while not materially increasing the cost to Bunge Limited, in the sole discretion of the Committee, of providing such benefits to the Participant (“Section 409A Compliance”).  Any determination made by the Committee pursuant to this Section 13 shall be final, binding and conclusive on all parties.

14.          General Terms

(a)           No Right to Continued Employment or Participation.  The Plan shall not be deemed to create or confer on any individual any right to be retained in the employment of the Company employing the Participant, nor to create or confer on any individual the right to make a Deferral Election with respect to any future Plan Year.  The terms and conditions of a Participant’s employment with the Company employing the Participant shall be governed by arrangements between the Participant and such Company entered into independently of the Plan.

(b)           No Obligation to Continue the Plan for Future Plan Years.  Bunge Limited shall not be under any obligation to continue the arrangements provided for herein with respect to any future Plan Year.

(c)           Right of Offset.  Notwithstanding any provisions of the Plan to the contrary, Bunge Limited may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his Beneficiary) under the Plan against any amounts which such Participant may owe to Bunge Limited or the Companies; provided, however, that to the extent such amount constitutes a “deferral of compensation” for purposes of Section 409A, Bunge Limited shall not offset such amounts that the Participant may owe to Bunge Limited or the Companies other than with respect to taxes, assessments or other governmental charges imposed on property or income received by the Participant pursuant to the Plan, except to the extent such offset would not result in the Participant incurring interest or additional tax under Section 409A.

(d)           Taxes and Withholding.  As a condition to any payment or distribution pursuant to the Plan, Bunge Limited may require a Participant to remit such sum as may be necessary to discharge its obligations with respect to any taxes, assessments or other governmental charges imposed on property or income received by the Participant hereunder.  Bunge Limited may deduct or withhold such sum from any payment or distribution to the Participant.

(e)           Headings.  The section headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof.  If a provision of the Plan is held to be not valid or enforceable, that fact shall in no way affect the validity or enforceability of any other provision hereof.  Use of one gender includes the other, and the singular and plural include each other, except where the context clearly requires otherwise.

(f)            Notices.  Notices may be delivered to a Participant at the offices of the Company at which the Participant is principally employed.  Any Participant who ceases to be an Employee shall be responsible for furnishing the Company at which the Participant is principally employed with the current and proper address for the mailing of notices and delivery of payments.  Any notice required or permitted to be given to such a Participant shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first class and prepaid.  If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

(g)           No Assignment; Binding Effect.  A Participant’s rights under the Plan (including, without limitation, the right to receive payments as provided herein) may not be assigned.  The provisions of the Plan shall be binding on each Participant, such Participant’s Beneficiary, Bunge Limited and the Companies and their respective successors and assigns.

(h)           Governing Law.  The Plan shall be subject to, and construed in accordance with, the laws of the State of New York applicable to agreements executed and performed entirely therein, and without regard to the choice of law provisions thereof.

15.          Effective Date

The Plan is effective as of January 1, 2008.